Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084	FAX (972) 367-3559

EXCO RESOURCES, INC. REPORTS FULL YEAR 2007 AND

FOURTH QUARTER 2007 RESULTS

DALLAS, TEXAS, February 25, 2008 …EXCO Resources, Inc. (NYSE: XCO) today announced fourth quarter and full year results for 2007.

•                  Oil and natural gas revenues for the year were a record $846 million, exclusive of derivative financial instrument activities (derivatives) and $954 million inclusive of cash settlements of derivatives.  Oil and natural gas revenues for the fourth quarter were also a record at $256 million, prior to derivatives, and $279 million including cash settlements from derivatives.

•                  Oil and natural gas production was 121 Bcfe for 2007 and 35 Bcfe for the fourth quarter — both record levels.  The average daily production for the fourth quarter was 377 Mmcfe per day.

•                  Adjusted earnings before interest, taxes, depreciation, depletion and amortization and other non-cash income and expense items (adjusted EBITDA, a non-GAAP measure) for 2007 was $766 million, approximately 2.7 times the prior year’s level.  Fourth quarter adjusted EBITDA was $227 million, approximately 2.3 times the prior year’s quarter.  Our adjusted EBITDA for 2007 and the fourth quarter were both records for the Company.

•                  Adjusted net earnings available to common shareholders, a non-GAAP measure adjusting for non-cash derivative losses and items typically not included by securities analysts in published estimates, were $0.08 earnings per share for the fourth quarter of 2007 and a loss of $0.04 per share for the full year 2007.

Douglas H. Miller, EXCO’s Chief Executive Officer commented, “2007 was an outstanding year for EXCO operationally and financially, and also a significant transition year.  For most of 2005, 2006 and early 2007, we were primarily focused on accumulating a substantial, long-life resource base in four key areas — East Texas/North Louisiana, Appalachia, Permian and Mid-Continent.  Through some $4.7 billion of acquisitions, coupled with approximately $980 million of divestitures in non-core areas and the sale of our Canadian operations, we more than accomplished our original goal.  Since early 2007, we have concentrated on consolidation, staffing and identification of upside potential in our resource base.

We have hired over 450 people since early 2006, including approximately 300 during 2007 alone.  We concentrated on hiring the best technical staff available and have added 49 geologists, engineers and other technical personnel.  Through a concentrated technical review of our resource base, we have identified 2.3 Tcfe of probable and possible reserves, 4.4 Tcfe of unbooked potential and a substantial inventory of production and reserve enhancements to our base assets.  Included in the unbooked potential is our significant position in the rapidly developing Marcellus shale play in Appalachia.

In 2008, we will continue to concentrate our efforts on enhancing our base, developing our proved, probable and possible reserves and exploiting our significant potential reserves in Appalachia in the Marcellus and other shale assets, in East Texas and North Louisiana through our horizontal drilling plans in tight gas formations, and in other areas.  As evidenced by our recent acquisition of shallow natural gas assets in our central Pennsylvania operating area, we will continue to acquire assets which complement our core holdings.

We are very pleased with our current position in terms of production, people and asset base and are extremely optimistic about 2008 and beyond.”

Revenues and adjusted revenues

Our full year 2007 adjusted revenues, a non-GAAP measure defined as revenues which exclude the non-cash impact of our derivatives, were $988 million, an increase of $598 million, or 153% from 2006.  The increase was primarily attributable to our increased volumes as our realized prices, after cash settlements of derivatives, were $7.87 per Mcfe and $7.76 per Mcfe for the years ended December 31, 2007 and 2006, respectively.

(in millions, except prices)	Three months ended December 31,		Twelve months ended December 31,		% change over year ended December 31, 2006
	2006	2007	2006	2007
Oil and natural gas revenues, before derivatives	$121	$256	$356	$846	138%
Derivative settlement receipts	18	23	29	108
Subtotal, revenues including cash settlements	139	279	385	954
Non-cash gain (loss) on derivatives	5	(76)	169	(81)	-148%
Oil and natural gas revenues	144	203	554	873	58%
Marketing and other income	2	9	5	34
Total revenues, marketing and other income, GAAP	146	212	559	907	62%
Elimination of non-cash derivative activity included in GAAP revenues	(5)	76	(169)	81
Adjusted revenues (1)	$141	$288	$390	$988	153%

Prices, excluding marketing and other income:
Realized price per Mcfe, before derivatives	$6.62	$7.40	$7.17	$6.98	-3%
Realized price per Mcfe, after cash settlements on derivatives	$7.61	$8.07	$7.76	$7.87	1%

(1)                                  EXCO does not designate its derivatives as hedges.  As a result, unrealized gains or losses in the fair market value of our derivatives are recognized as a component of current revenues.  Adjusted revenues are not a measure of revenues in accordance with GAAP.  Management believes that adjusted revenue is a meaningful measure to investors and rating agencies as it presents the combination of cash revenue in accordance with GAAP, combined with the actual cash receipts or settlements resulting from our derivative program.  Adjusted revenue specifically excludes the non-cash unrealized gains or losses from derivative activities.

Cash Flow

Our cash flow from operations before working capital changes for 2007 was $614 million, or a 198% increase from 2006.  We utilized this cash flow in combination with our revolving credit facilities and proceeds from the issuance of $2.0 billion of preferred stock to fund acquisitions and our capital programs of approximately $2.8 billion.  In addition, we sold properties outside our core operating areas during 2007, resulting in proceeds of approximately $500 million.

(in millions)	Year ended December 31, 2006	Year ended December 31, 2007	Annual % increase over 2006
Cash flow from operations, GAAP	$227	$578
Net change in working capital	(21)	36
Cash flow from operations before changes
in working capital, non-GAAP measure (1)	$206	$614	198%

(1)          Operating cash flow before working capital changes is presented because management believes it is a useful financial indicator for companies in our industry.  This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to provide cash used to fund development and acquisition activities and service debt or pay dividends.  Operating cash flow is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities.

Net Income

Our reported net income and net income available to common shareholders shown below, both GAAP measures, include certain items not typically included by securities analysts in their published estimates of financial results.  The following table provides a reconciliation of our net income and net income available to common shareholders to non-GAAP measures of adjusted net income and adjusted net income available to common shareholders:

(in thousands, except per share amounts)	Three months ended December 31, 2007		Twelve months ended December 31, 2007
	Amount	Per share (1)	Amount	Per share (2)
Net income (loss), GAAP	$(1,995)		$49,656
Adjustments:
Non-cash mark-to-market losses on derivative financial instruments, after taxes	45,994		48,882
Non-cash income tax valuation allowance (3)	—		11,000
Nonrecurring financing costs, after taxes (3)	—		19,228
Total adjustments	45,994		79,110
Adjusted net income (4)	$43,999		$128,766

Net loss available to common shareholders, GAAP	$(36,995)	$(0.35)	$(83,312)	$(0.80)
Adjustments shown above	45,994	0.43	79,110	0.76
Adjusted net income (loss) available to common shareholders (4)	$8,999	$0.08	$(4,202)	$(0.04)

(1)   Based on 106,532,360 diluted shares.

(2)   Based on 106,983,614 shares for adjusted net income and 104,364,092 shares for adjusted net loss.

(3)   See the footnotes to the Consolidated statement of operations for a detailed explanation.

(4)   Management is disclosing the non-GAAP measures of adjusted net income and adjusted net income available to common shareholders because it quantifies the financial impact of non-cash gains or losses resulting from derivatives and certain items management believes affect the comparability of our results of operations which are included in GAAP net income measures.

Reserves

Our proved reserves, using December 31, 2007 spot prices, on a constant price basis, of $6.80 per Mmbtu and $95.92 per Bbl were as follows:

	Oil (Mbbls)	Natural gas (Mmcf)	Equivalent natural gas (Mmcfe)
Proved developed	15,180	1,228,736	1,319,816
Proved undeveloped	5,750	510,814	545,314
Total	20,930	1,739,550	1,865,130

The changes in reserves for the year are as follows:

December 31, 2006	16,155	1,126,602	1,223,532
Purchase of reserves in place	10,500	770,567	833,567
Extensions and discoveries	2,469	178,248	193,062
Revisions of previous estimates	(188)	(78,647)	(79,775)
Sales of reserves in place	(6,361)	(145,801)	(183,967)
Production	(1,645)	(111,419)	(121,289)
December 31, 2007	20,930	1,739,550	1,865,130

Full year 2007 all-in reserve replacement relative to our production was 781%, while drill bit reserve replacement was 159%.  Our all-in reserve replacement cost was $2.96 per Mcfe, while our drill bit finding and development cost was $2.31 per Mcfe.  Over 2005, 2006 and 2007, our drill bit finding and development costs have averaged $2.18 per Mcfe.

 Development and Exploitation Activity

We drilled and completed 154 gross wells in the fourth quarter and 495 gross wells for all of 2007.  Our capital expenditures, including our leasing, midstream and corporate activities, totaled $164 million and $516 million for the fourth quarter and full year 2007, respectively.  We had an overall drilling success rate of 98%.

In 2008, our approved capital budget is approximately $625 million and we plan to drill 608 gross wells.  As a result of our aggressive plans for exploiting the Marcellus shale acreage and the development of the shallow acreage acquired in an Appalachian acquisition which closed on February 20, 2008, we expect our 2008 capital budget to increase.  Our concentration during 2008 will be in the following areas:

East Texas/North Louisiana — We plan to spend $245 million in drilling 139 wells in 2008.  We will continue to emphasize our Vernon and Holly Caspiana field development and exploitation activities and plan to drill at least five horizontal wells in East Texas and North Louisiana.

Appalachia — In Appalachia, we will spend $60 million on our shallow Clinton, Medina, Devonian sandstone resource base and drill 247 wells.  As noted below, we recently acquired additional shallow natural gas properties primarily in our central Pennsylvania operating area.  We will add 3-4 rigs in the area to begin aggressively developing the newly acquired locations.

We plan to drill at least 10 vertical wells and 4 horizontal wells on our extensive Marcellus shale acreage.  We have over 180,000 net acres in the overpressured, thicker Marcellus fairway and in excess of 350,000 acres in the play.  We will be expanding our lease acquisition, seismic and drilling budget in this area and anticipate spending in excess of $50 million during 2008 in the Marcellus play, none of which is in our existing budget.  We plan to obtain Board approval of our budget increase in early March and will update our capital budget disclosures at that time.

Other — Our Permian Canyon Sand field development and extension work will continue with a $98 million budget for drilling 156 wells.  We are budgeting $48 million of capital for the Midcontinent area and $11 million for the Rockies.

We currently plan acquisitions in 2008 only in our core areas and only if they complement what we are currently developing and operating.

On February 20, 2008, we acquired shallow natural gas properties located primarily in our central Pennsylvania operating area.  The properties include approximately 2,500 producing wells, approximately 2,000 shallow undrilled locations and 16 Mmcfe per day of net production.  The purchase price was $395 million.  After reduction for preliminary closing adjustments of approximately $7 million, the net purchase price paid on February 20, 2008 was approximately $388 million, and was financed with our bank revolving credit facility.  It is estimated that the properties contain approximately 160 Bcfe of proved reserves and more than 180 Bcfe of probable and possible reserves.

Financial Data

Our consolidated balance sheets as of December 31, 2006 and 2007 and consolidated statements of operations for the three months and years ended December 31, 2006 and 2007, and consolidated statements of cash flows for the years ended December 31, 2006 and 2007, are included on the following pages.  We have also included reconciliations of non-GAAP financial measures referred to in this press release which have not been previously reconciled.

EXCO will host a conference call on Tuesday, February 26, 2008 at 9:00 a.m. (Dallas time) to discuss the contents of this release and respond to questions.  Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID# 33726323.  The conference call will also be webcast on EXCO’s website at http://www.excoresources.com under the Investor Relations tab.  Presentation materials related to this release will be posted on EXCO’s website on Monday, February 25, 2008, after market close.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., March 4, 2008.  Please call (800) 642-1687 and enter conference ID# 33726323 to hear the recording.  A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

We believe that it is important to communicate our expectations of future performance to our investors.  However, events may occur in the future that we are unable to accurately predict, or over which we have no control.  You are cautioned not to place undue reliance on a forward-looking statement.  When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this presentation, and the risk factors included in the Annual Report on Form 10-K for the year ended December 31, 2006 and on or about February 29, 2008, our Annual Report on Form 10-K for the year ended December 31, 2007, and our other periodic filings with the SEC.

Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas.  Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results.  Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically.  A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital.  Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We use the terms “probable,” “possible,” “potential,” “unproved,” or “unbooked potential,” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.  While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.  Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2006 available on our website at www.excoresources.com under the Investor Relations tab or by calling us at 214-368-2084.  Our Annual Report on Form 10-K for the year ended December 31, 2007 will be available on our website on or about February 29, 2008.

EXCO Resources, Inc.

Consolidated balance sheet

	December 31,
(in thousands)	2006	2007
Assets
Current assets:
Cash and cash equivalents	$22,822	$55,510
Accounts receivable:
Oil and natural gas	84,078	146,297
Joint interest	14,902	21,614
Interest and other	12,199	2,151
Oil and natural gas derivatives	91,614	66,632
Deferred income taxes	—	6,764
Other	11,095	12,332
Total current assets.	236,710	311,300
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	297,919	334,803
Proved developed and undeveloped oil and natural gas properties	2,492,863	4,926,053
Accumulated depletion	(142,591)	(500,493)
Oil and natural gas properties, net	2,648,191	4,760,363
Gas gathering assets	203,537	340,706
Accumulated depreciation and amortization	(4,181)	(16,142)
Gas gathering assets, net	199,356	324,564
Office and field equipment, net	14,805	20,844
Advance on pending acquisition	80,000	39,500
Oil and natural gas derivatives	41,469	2,491
Deferred financing costs, net	15,929	20,406
Other assets	520	6,226
Goodwill	470,077	470,077
Total assets	$3,707,057	$5,955,771

EXCO Resources, Inc.

Consolidated balance sheet

	December 31,
(in thousands, except per share and share data)	2006	2007
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$54,402	$106,305
Accrued interest payable	36,000	21,835
Revenues and royalties payable	53,994	100,978
Income taxes payable.	89	87
Deferred income taxes payable	32,639	—
Current portion of asset retirement obligations	1,579	1,656
Current portion of long-term debt	6,500	—
Oil and natural gas derivatives	5,721	47,306
Total current liabilities	190,924	278,167
Long-term debt, net of current portion	2,081,653	2,099,171
Asset retirement obligations and other long-term liabilities.	57,570	89,810
Deferred income taxes	166,136	271,398
Oil and natural gas derivatives	30,924	109,205
Commitments and contingencies	—	—

7.0% Cumulative Convertible Perpetual Preferred Stock, par value $0.001 per share, 39,008 shares outstanding at December 31, 2007, liquidation preference of $391,218 at December 31, 2007	—	388,574
Hybrid Preferred Stock, par value $0.001 per share, 160,992 shares outstanding at December 31, 2007, liquidation preference of $1,614,616 at December 31, 2007	—	1,603,704

Shareholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized at December 31, 2007, of which 39,008 shares have been designated as 7.0% Cumulative Convertible Perpetual Preferred Stock and 160,992 shares have been designated as Hybrid Preferred Stock; no shares of preferred stock other than the 7.0% Cumulative Convertible Perpetual and Hybrid Preferred Stock (presented above) are issued and outstanding at December 31, 2007	—	—

Common stock, $0.001 par value; Authorized shares - 350,000,000; issued and outstanding shares - 104,162,241 at December 31, 2006 and 104,578,941 at December 31, 2007	104	105
Additional paid-in capital	1,024,442	1,043,645
Retained earnings	155,304	71,992
Total shareholders’ equity	1,179,850	1,115,742
Total liabilities and shareholders’ equity	$3,707,057	$5,955,771

EXCO Resources, Inc.

Consolidated statement of operations

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2006	2007	2006	2007
Revenues and other income:
Oil and natural gas	$121,146	$256,251	$355,780	$846,060
Gain (loss) on derivative financial instruments	22,896	(53,323)	198,664	26,807
Other income	1,433	8,451	5,005	33,643
Total revenues and other income	145,475	211,379	559,449	906,510
Costs and expenses
Oil and natural gas production	26,932	48,084	68,874	170,440
Depreciation, depletion and amortization	54,393	109,623	135,722	375,420
Accretion of discount on asset retirement obligations	936	1,344	2,014	4,878
General and administrative	20,378	18,495	41,206	64,670
Interest (1)	43,586	34,575	84,871	181,350
Total costs and expenses	146,225	212,121	332,687	796,758
Equity in net income of TXOK Acquisition, Inc.	—	—	1,593	—
Income (loss) before income taxes	(750)	(742)	228,355	109,752
Income tax expense (2)	216	1,253	89,401	60,096
Net income (loss)	(966)	(1,995)	138,954	49,656
Preferred stock dividends	—	(35,000)	—	(132,968)
Net income (loss) available to common shareholders	$(966)	$(36,995)	$138,954	$(83,312)
Net income (loss) per common share:
Net income (loss) available to common shareholders per common share - basic	$(0.01)	$(0.35)	$1.44	$(0.80)
Net income (loss) available to common shareholders per common share - diluted
	$(0.01)	$(0.35)	$1.41	$(0.80)
Weighted average shares:
Basic	104,112	104,522	96,727	104,364
Diluted	104,112	104,522	98,453	104,364

(1)                      Interest expense for the year ended December 31, 2007 includes one time charges of $32.1 million incurred during the first quarter of 2007. Expenses associated with the payoff of the EXCO Partners Operating Partnership Senior Term Credit Agreement include a $13.0 million redemption premium, a $9.2 million write-off of deferred financing costs, and a $3.0 million write-off of unamortized original issue discount.  In addition, $6.9 million of commitment fees were expensed in connection with other debt arrangements that were terminated.

(2)                      Income taxes for the year ended December 31, 2007 include $11.0 million of non-cash expense valuation allowance attributable to the substitution of current net operating losses for foreign tax credits previously utilized in connection with the sale of our Canadian subsidiary in 2005.  This substitution resulted in a cash refund of approximately $6.0 million during the fourth quarter of 2007.  The valuation allowance was required due to the lack of current foreign operations.

EXCO Resources, Inc.

Consolidated statement of cash flows

	Year ended	Year ended
(in thousands)	December 31, 2006	December 31, 2007
Operating Activities:
Net income	$138,954	$49,656
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of TXOK Acquisition, Inc.	(1,593)	—
Gain on sale of other assets	(89)	(941)
Depreciation, depletion and amortization	135,722	375,420
Stock option compensation expense	6,532	12,632
Accretion of discount on asset retirement obligations	2,014	4,878
Non-cash change in fair value of derivatives	(169,241)	81,606
Cash settlements of assumed derivative	—	14,214
Deferred income taxes	89,401	66,171
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	4,733	10,332
Effect of changes, net of acquisition effects, in:
Accounts receivable	24,038	(59,290)
Other current assets	(3,727)	(3,092)
Accounts payable and other current liabilities	915	26,243
Net cash provided by operating activities	227,659	577,829

Investing Activities:
Additions to oil and natural gas properties, gathering systems and equipment	(434,166)	(2,846,969)
Proceeds from disposition of property and equipment	5,824	490,362
Payment to TXOK Acquisition, Inc. for preferred stock redemptions, net of cash acquired	(126,489)	—
Acquisition of Power Gas Marketing & Transmission, Inc., net of cash acquired	(61,776)	—
Acquisition of Winchester Energy Company, Ltd., net of cash acquired	(1,094,910)	—
Advance payment on pending acquisition	(80,000)	(39,500)
Proceeds from sales of marketable securities	—	5,228
Other investing activities	—	(5,558)
Net cash used in investing activities	(1,791,517)	(2,396,437)

Financing Activities:
Proceeds from long-term debt	1,884,250	2,235,500
Repayment of interim bank loan	(350,000)	—
Payments on long-term debt	(776,849)	(2,221,532)
Proceeds from issuance of common stock, net of underwriter’s commissions and initial public offering costs	657,381	4,162
Proceeds from issuance of preferred stock, net of underwriter’s commissions and issuance costs	—	1,992,273
Dividends on preferred stock	—	(127,134)
Settlement of derivative financial instruments on Power
Gas Marketing & Transmission, Inc. acquisition	(38,098)	—
Settlements of derivative financial instruments with a financing element	—	(14,214)
Deferred financing costs and other	(16,957)	(17,759)
Net cash provided by financing activities	1,359,727	1,851,296
Net increase (decrease) in cash	(204,131)	32,688
Cash at beginning of period	226,953	22,822
Cash at end of period	$22,822	$55,510

Supplemental Cash Flow Information:
Interest paid	$65,378	$182,192
Income taxes paid (received)	$—	$(6,075)
Value of shares issued in connection with redemption of TXOK Acquisition, Inc. preferred stock	$4,667	$—
Long-term debt assumed in TXOK Acquisition, Inc. acquisition	$508,750	$—
Long-term debt assumed in Power Gas Marketing & Transmission, Inc. acquisition	$13,096	$—
Derivative financial instruments assumed in acquisitions	—	$(102,219)
Value of common stock - Crimson	$—	$4,575
Supplemental non cash investing:
Capitalized stock compensation	$1,401	$2,411

EXCO Resources, Inc.

Consolidated EBITDA

And adjusted EBITDA reconciliations and statement of cash flow data

(Unaudited)

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
(in thousands)	2006	2007	2006	2007

Net income (loss)	$(966)	$(1,995)	$138,954	$49,656
Interest expense	43,586	34,575	84,871	181,350
Income tax expense	216	1,253	89,401	60,096
Depreciation, depletion and amortization	54,393	109,623	135,722	375,420
EBITDA(1)	97,229	143,456	448,948	666,522
Accretion of discount on asset retirement obligations	936	1,344	2,014	4,878
Non-cash change in fair value of derivatives	(4,623)	76,785	(169,241)	81,606
Stock based compensation expense	4,105	5,904	6,532	12,632
Equity in net income of TXOK Acquisition, Inc.	—	—	(1,593)	—
Adjusted EBITDA(1)	97,647	227,489	286,660	765,638
Interest expense	(43,586)	(34,575)	(84,871)	(181,350)
Income tax expense	(216)	(1,253)	(89,401)	(60,096)
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	228	(468)	4,733	10,332
Deferred income taxes	216	1,253	89,401	66,171
Gain on disposition of property, equipment, and other assets	—	(288)	(89)	(941)
Changes in operating assets and liabilities	476	(821)	21,226	(36,139)
Settlements of derivatives with a financing element	—	6,194	—	14,214
Net cash provided by operating activities	$54,765	$197,531	$227,659	$577,829

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
(in thousands)	2006	2007	2006	2007

Statement of Cash Flow Data:
Cash flow provided by (used in):
Operating activities	$54,765	$197,531	$227,659	$577,829
Investing activities	(1,265,231)	(367,885)	(1,791,517)	(2,396,437)
Financing activities	1,210,597	79,067	1,359,727	1,851,296
Other Financial and Operating Data:
EBITDA(1)	97,229	143,456	448,948	666,522
Adjusted EBITDA(1)	97,647	227,489	286,660	765,638

(1)                      Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization.  “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, stock-based compensation expense and equity in net income of TXOK Acquisition, Inc.  We have presented EBITDA and Adjusted EBITDA because they are a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations.  In addition, these measures are used in covenant calculations required under our credit agreement and the indenture governing our 7 1/4 % senior notes, and compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us.  Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.  EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP.  EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

EXCO Resources, Inc.

Summary of operating data

	Three months ended			Twelve months ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2006	2007	Change	2006	2007	Change

Production:
Oil (Mbbls)	304	469	54%	916	1,645	80%
Gas (Mmcf)	16,486	31,828	93%	44,123	111,419	153%
Oil and natural gas (Mmcfe)	18,310	34,642	89%	49,619	121,289	144%

Average sales prices (before derivative financial instrument activities):
Oil (per Bbl)	$55.19	$88.25	60%	$62.27	$71.17	14%
Gas (per Mcf)	6.33	6.75	7%	6.77	6.54	-3%
Total production (per Mcfe)	6.62	7.40	12%	7.17	6.98	-3%

Average costs (per Mcfe):
Oil and natural gas operating costs	$1.02	$1.00	-2%	$0.94	$0.97	3%
Production and ad valorem taxes	0.45	0.39	-13%	0.45	0.44	-2%
General and adminstrative	0.89	0.53	-40%	0.83	0.53	-36%
Depletion, depreciation and amortization	2.97	3.16	6%	2.74	3.10	13%